Exhibit 99.2

SentreHEART, Inc.

Condensed Consolidated Balance Sheets

June 30, 2019 and 2018 (unaudited)

	June 30, 2019	June 30, 2018
Assets
Current assets:
Cash and cash equivalents	$2,611,513	$1,863,453
Accounts receivable	534,625	398,265
Inventory	651,703	749,097
Prepaid expenses and other current assets	51,289	87,913

Total current assets	3,849,130	3,098,728

Property and equipment, net	147,676	255,928
Patents, net	160,959	199,589
Security deposits and other assets	250,942	95,352

Total assets	$4,408,707	$3,649,597

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,835,569	$1,899,309
Accrued expenses and other liabilities	1,880,879	2,097,851
Convertible note embedded derivative liability	6,243,887	—
Notes payable, net of current portion, unamortized debt discount and issuance costs	25,229,061	1,222,697

Total current liabilities	35,189,396	5,219,857

Deferred rent	51,011	62,764
Preferred stock warrant liability	234,749	287,216
Notes payable, net of current portion, unamortized debt discount and issuance costs	3,001,500	9,000,000

Total liabilities	38,476,656	14,569,837

Commitments (Note 4)

Convertible preferred stock:
Convertible Series A preferred stock, $0.0001 par value	1,957,963	1,957,963
Convertible Series B preferred stock, $0.0001 par value	22,407,635	22,407,635
Convertible Series C preferred stock, $0.0001 par value	55,956,779	55,956,779
Convertible Series D preferred stock, $0.0001 par value	25,690,921	25,690,921

Total convertible preferred stock	106,013,298	106,013,298

Stockholders’ deficit:
Common stock, $0.0001 par value, 75,000,000 shares authorized for the periods ended June 30, 2019 and 2018; 3,034,266 and 2,527,791 shares issued and outstanding as of June 30, 2019 and 2018, respectively	302	253
Additional paid-in capital	2,697,506	2,397,983
Accumulated deficit	(142,779,055)	(119,331,774)

Total stockholders’ deficit	(140,081,247)	(116,933,538)

Total liabilities, convertible preferred stock and stockholders’ deficit	$4,408,707	$3,649,597

See notes to condensed consolidated financial statements

SentreHEART, Inc.

Condensed Consolidated Statement of Operations

For the Six-Month Periods Ended June 30, 2019 and 2018 (unaudited)

	2019	2018
Net sales	$1,696,839	$2,169,141
Cost of sales	1,137,795	1,656,775

Gross profit	559,044	512,366

Operating expenses:
Research and development expenses	3,848,710	4,690,947
Selling, general and administrative expenses	6,021,517	5,407,815

Loss from operations	(9,311,183)	(9,586,396)

Interest and other income	(46,925)	(144,251)
Interest and other expenses	4,420,005	532,382

Loss before income tax provision	(13,684,263)	(9,974,527)
Income tax provision	—	—

Net loss	$(13,684,263)	$(9,974,527)

See notes to condensed consolidated financial statements

SentreHEART, Inc.

Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit

For the Six-Month Periods Ended June 30, 2019 and 2018 (unaudited)

	Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2017 (audited)	49,126,220	$106,013,298	2,429,034	$243	$2,230,784	$(109,357,247)	$(107,126,220)
Exercise of stock options at $.16 - $.61 per share	—	—	98,757	10	37,882	—	37,892
Employee stock-based compensation	—	—	—	—	104,652	—	104,652
Non-employee stock-based compensation	—	—	—	—	24,665	—	24,665
Net Loss	—	—	—	—	—	(9,974,527)	(9,974,527)

Balance, June 30, 2018 (unaudited)	49,126,220	106,013,298	2,527,791	253	2,397,983	(119,331,774)	(116,933,538)
Exercise of stock options at $.16 - $.61 per share	—	—	21,735	1	11,132	—	11,133
Employee stock-based compensation	—	—	—	—	25,461	—	25,461
Non-employee stock-based compensation	—	—	—	—	48,838	—	48,838
Net Loss	—	—	—	—	—	(9,763,018)	(9,763,018)

Balance, December 31, 2018 (audited)	49,126,220	106,013,298	2,549,526	254	2,483,414	(129,094,792)	(126,611,124)
Exercise of stock options at $.16 - $.61 per share	—	—	484,740	48	136,371	—	136,419
Employee stock-based compensation	—	—	—	—	57,070	—	57,070
Non-employee stock-based compensation	—	—	—	—	20,651	—	20,651
Net Loss	—	—	—	—	—	(13,684,263)	(13,684,263)

Balance, June 30, 2019 (unaudited)	49,126,220	$106,013,298	3,034,266	$302	$2,697,506	$(142,779,055)	$(140,081,247)

See notes to condensed consolidated financial statements.

SentreHEART, Inc.

Condensed Consolidated Statement of Cash Flows

Six Months Ended June 30, 2019 and 2018 (unaudited)

	2019	2018
Cash flows from operating activities
Net Loss	$(13,684,263)	$(9,974,527)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	74,463	89,681
Employee stock-based compensation	57,070	104,652
Non-employee stock-based compensation	20,651	24,665
Noncash interest and accretion expense	2,991,988	68,771
Accrued final fee on notes payable	155,308	99,544
Change in preferred stock warrant and embeddded derivative fair value	726,128	(104,134)
Deferred rent	(10,295)	309
Change in assets and liabilities:
Accounts receivable	(303,554)	149,463
Inventory	(4,623)	680,501
Prepaid expenses and current other assets	51,843	134,693
Accounts payable	116,223	640,848
Accrued expenses and other liabilities	(291,422)	570,720

Net cash used in operating activities	(10,100,483)	(7,514,814)

Cash flows from investing activities:
Purchase of property and equipment	(7,746)	—

Cash used in investing activities	(7,746)	—

Cash Flows from financing activities:
Proceeds from convertible notes payable	9,568,089	—
Proceeds from exercise of stock options	136,419	37,892
Payments on term loan	(1,000,000)	—

Net cash provided by financing activities	8,704,508	37,892

Decrease in cash and cash equivalents	(1,403,721)	(7,476,922)

Cash and cash equivalents, beginning of year	4,015,234	9,340,375

Cash and cash equivalents, end of year	$2,611,513	$1,863,453

Supplemental disclosures of cash flow information:
Interest paid	$471,394	$533,409

See notes to condensed consolidated financial statements.

SentreHEART, Inc.

Notes to Condensed Consolidated Financial Statements as of and for the Six Months ended June 30, 2019 and 2018 (Unaudited)

Note 1.    Nature of Business and Summary of Significant Accounting Policies

Nature of business and basis of presentation: SentreHEART, Inc. (the Company) was incorporated on May 18, 2005, in the state of Delaware to research and develop products that will treat unmet medical needs. The accompanying unaudited interim financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) for interim financial information. The condensed consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) that the management of the Company believes are necessary for a fair presentation of the periods presented. The preparation of interim financial statements requires the use of management’s estimates and assumptions that affect reported amounts of assets and liabilities at the date of the interim financial statements and the reported revenues and expenditures during the reported periods. These interim financial results are not necessarily indicative of the results expected for the full fiscal year or for any subsequent interim period. The condensed consolidated financial statements include the accounts of SentreHEART, Inc. and its wholly owned subsidiary, SentreHEART Germany Gmbh. All intercompany balances and transactions have been eliminated in consolidation. In 2018, SentreHEART Germany Gmbh was dissolved. The accompanying unaudited interim financial statements and related notes should be read in conjunction with the audited consolidated financial statements and notes thereto of the Company for the year ended December 31, 2018.

Liquidity and management plans: The Company has experienced liquidity constraints due to the fact that it is not yet generating positive cash flows from operations, which, unless the Company is able to raise additional financing or pursue alternative funding options, raises substantial doubt about the Company’s ability to continue as a going concern at June 30, 2019. On August 11, 2019, the Company entered into a definitive agreement to be acquired by AtriCure, Inc. Upfront consideration of $40 million consisted of approximately $18 million in cash and 0.7 million shares of AtriCure, Inc. common stock. The Company’s stockholders are eligible to receive additional consideration up to $260 million in the form of earn out payments if certain milestones are achieved, as specified in the merger agreement. Earn out payments may be paid in a combination of cash and additional AtriCure, Inc. common stock. The merger with AtriCure, Inc. closed effective August 13, 2019.

A summary of the Company’s significant accounting policies is as follows:

Use of estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates include the allowance for sales returns and replacements, valuation of the warrants to purchase convertible preferred stock, and stock-based compensation. Actual results could differ from those estimates.

Revenue recognition: The Company sells single-use medical device products to end-users in the United States of America and select countries in Europe via direct sales. The Company recognizes revenues in accordance with Accounting Standards Codification (ASC) 605, Revenue Recognition, when persuasive evidence of an arrangement exists, title has transferred, the price is fixed or determinable, and collectability is reasonably assured.

Revenue reserve: The Company offers a replacement program for its manufactured products that have expired at no additional charge. The reserve is accounted for in accordance with the U.S. GAAP guidance for revenue recognition and is based on actual replacements. The replacement reserve is recorded at full sales value. As of June 30, 2019 and 2018, the Company recorded a replacement reserve to accrued expenses and other liabilities for the amounts of approximately $522,000 and $598,000 respectively.

SentreHEART, Inc.

Notes to Condensed Consolidated Financial Statements as of and for the Six Months ended June 30, 2019 and 2018 (Unaudited)

Cost of sales: Cost of sales includes manufacturing labor, raw materials and components, overhead and freight-in.

Website development costs: The Company accounts for website development costs in accordance with ASC 350-50, Website Development Costs, wherein website development costs are segregated into three activities:

(1)	Initial stage (planning), whereby the related costs are expensed.

(2)

Development (web application, infrastructure, graphics), whereby the related costs are capitalized and amortized once the website is ready for use. Costs for development content of the website may be expensed or capitalized depending on the circumstances of the expenditures.

(3)

Post-implementation (after site is up and running: security, training, admin), whereby the related costs are expensed as accrued. Upgrades are usually expensed, unless they add additional functionality.

The Company has $169,217 of capitalized website development costs recorded to property and equipment at June 30, 2019 and 2018.

Risks and uncertainties: The Company is subject to all of the risks inherent in an early-stage company and subject to U.S. Food and Drug Administration approval. These risks include, but are not limited to, limited management resources, intense competition, dependence upon consumer and regulatory acceptance of the product in development and the changing nature of the medical device industry. The Company’s operating results may be materially affected by the foregoing factors.

Concentration of credit risk and other risks and uncertainties: Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. Cash and cash equivalents are deposited in demand and money market accounts at one financial institution. At times, such deposits may be in excess of insured limits. The Company has not experienced any losses on its deposits of cash and cash equivalents.

Cash and cash equivalents: The Company considers all highly liquid investments with original maturities at the date of purchase of three months or less to be cash equivalents.

Accounts receivable: Accounts receivable are carried at invoiced amounts less an allowance for doubtful accounts and do not bear interest. The Company provides an allowance for doubtful accounts based upon past loss experience, known and inherent risks in the accounts, adverse situations that may affect a customer’s ability to repay, and current economic conditions. The Company writes off accounts receivable against the allowance when a balance is determined to be uncollectible. The Company did not require an allowance for doubtful accounts at June 30, 2019 or 2018.

Fair value of financial instruments: Carrying amounts of certain of the Company’s financial instruments, including cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate fair value due to short maturities.

Inventory: Inventory is stated at the lower of cost and net realizable value and consists of raw materials, work-in progress and finished goods. Cost is determined using standard costs, which approximate actual costs on a first-in, first-out basis. Net realizable value is defined as estimated selling price in the ordinary course of business less reasonably predictable costs of completion, disposal and transportation. Write-offs for excess and obsolete inventory are made based on the Company’s analysis of inventory levels and future sales forecasts.

SentreHEART, Inc.

Notes to Condensed Consolidated Financial Statements as of and for the Six Months ended June 30, 2019 and 2018 (Unaudited)

Inventory consisted of the following:

	June 30, 2019	June 30, 2018
Raw materials	$318,123	$295,135
Work in progress	51,432	38,095
Finished goods	282,148	415,867

	$651,703	$749,097

Deferred financing costs: Deferred financing costs are amortized using the effective interest method over the term of debt. Amortization of debt costs is included as a component of interest expense. Unamortized costs are shown as a reduction of long-term debt on the condensed consolidated balance sheets.

Derivative instruments: Derivative financial liabilities are initially recorded at fair value, with gains and losses arising for changes in fair value recognized in the statement of operations at each period-end while such instruments are outstanding. The liability is being valued using a probability weighted discounted cash flow model. See Note 5 for further discussion of the convertible notes and the embedded derivative liability.

Property and equipment: Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is computed using the straight-line method over their estimated useful lives of one to five years. Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repairs are charged to operations as incurred. Leasehold improvements are amortized over the shorter of the estimated useful life of the assets or the lease term. Depreciation expense for the six-month periods ended June 30, 2019 and 2018 was $55,148 and $70,366 respectively.

Patents: The Company incurs certain legal and related costs in connection with patent application and costs to acquire patents. Costs incurred for application and maintenance of patents are expensed as incurred. Patent portfolios acquired by the Company are recorded at cost less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of the assets.

Impairment of long-lived assets: Long-lived assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Determining the extent of the impairment, if any, typically requires various estimates and assumptions, including cash flows directly attributable to the asset, the useful life of the asset and residual value, if any. When necessary, internal cash flow estimates, quoted market prices and appraisals are used as appropriate to determine fair value. The Company determined no impairment of long-lived assets existed as of June 30, 2019 or 2018.

Income taxes: The Company accounts for income taxes using the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established to reduce deferred tax assets when management estimates, based on available objective evidence, that it is more likely than not that the benefit will not be realized for the deferred tax assets.

SentreHEART, Inc.

Notes to Condensed Consolidated Financial Statements as of and for the Six Months ended June 30, 2019 and 2018 (Unaudited)

The Company accounts for uncertain tax positions in accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes. The Company assesses all material positions taken in any income tax return, including all significant uncertain positions, in all tax years that are still subject to assessment or challenge by relevant taxing authorities. Assessing an uncertain tax position begins with the initial determination of the position’s sustainability and is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. As of each balance sheet date, unresolved uncertain tax positions must be reassessed, and the Company will determine whether (i) the factors underlying the sustainability assertion have changed and (ii) the amount of the recognized tax benefit is still appropriate. The recognition and measurement of tax benefits require significant judgment. Judgments concerning the recognition and measurement of a tax benefit might change as new information becomes available.

Research and development: Research and development costs are charged to operations as incurred. Research and development costs include, but are not limited to, payroll and personnel expenses, laboratory supplies, consulting costs, and other overhead and expenses.

Stock-based compensation: The Company accounts for stock-based employee compensation arrangements in accordance with ASC 718, Compensation—Stock Compensation. The Company records stock-based compensation expense based on the estimated fair value of the equity instrument using the Black-Scholes option-pricing model and charges the expense to operations on the straight-line basis over the requisite service period of the award.

The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of ASC 505-50, Equity-Based Payments to Non-Employees. Under ASC 505-50, the fair value of an equity instrument is calculated using the Black-Scholes valuation model each reporting period. The measurement of stock-based compensation is subject to periodic adjustment as the underlying equity instruments vest.

Convertible preferred stock warrants: Freestanding warrants and other similar instruments related to shares are accounted for in accordance with ASC 480, Distinguishing Liabilities From Equity. The freestanding warrants that are related to the Company’s notes payable, convertible notes payable, and convertible preferred stock are classified as liabilities on the condensed consolidated balance sheets. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of interest and other income or interest and other expense. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants or the completion of a liquidation event, including the completion of an initial public offering, at which time all preferred stock warrants will be converted into warrants to purchase common stock and, accordingly, the liability will be reclassified to equity.

Convertible notes embedded derivative liability: The Company evaluates embedded conversion features within convertible debt under ASC 815, Derivative and Hedging. Embedded derivatives that are required to be bifurcated from the underlying debt instrument (i.e. host) are accounted for and valued as a separate financial instrument. The embedded derivative liability is subject to remeasurement at each condensed consolidated balance sheet date, and any change in fair value is recognized as a component of interest and other income or interest and other expense. The Company will continue to adjust the liability for changes in fair value until the earlier of the conversion or maturity of the notes.

Recent accounting pronouncements: In August 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements for fair value measurements by removing, modifying, or adding certain disclosures. ASU 2018-13 is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. An entity is permitted to early adopt any removed or modified disclosures and delay adoption of the additional disclosures until their effective date. The Company is currently evaluating the impact of this new standard on its consolidated financial statements.

SentreHEART, Inc.

Notes to Condensed Consolidated Financial Statements as of and for the Six Months ended June 30, 2019 and 2018 (Unaudited)

In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which expands the scope of ASC Topic 718 to include share-based payments granted to nonemployees in exchange for goods or services used or consumed in an entity’s own operations and supersedes the guidance in ASC 505-50. The amendments in ASU 2018-07 are effective for the Company beginning on January 1, 2020. Early adoption is permitted but not prior to adopting ASC 606, Revenue from Contracts with Customers. The Company is currently evaluating the impact of the adoption of this guidance on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognized lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition on the income statement. The new standard is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. A modified retrospective transition approach is required for lessees for capital and operating leases exiting at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact of this new guidance.

In May 2014, the FASB issued ASU 2014-09, Revenue From Contracts With Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. In August 2015, the FASB issued ASU 2015-14 which defers the effective date of ASU 2014-09 one year making it effective for annual reporting periods beginning after December 15, 2018 and interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company has not yet selected a transition method and is currently evaluating the effect that the standard will have on the consolidated financial statements.

Note 2.    Fair Value Measurements

Assets and liabilities recorded at fair value in the financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels that are directly related to the amount of subjectivity associated with the inputs to the valuation of these assets or liabilities are as follows:

Level 1:	Observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2:	Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

SentreHEART, Inc.

Notes to Condensed Consolidated Financial Statements as of and for the Six Months ended June 30, 2019 and 2018 (Unaudited)

The following tables set forth the Company’s financial instruments that were measured at fair value on a recurring basis as of June 30, 2019 and 2018, by level within the fair value hierarchy. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and considers factors specific to the asset or liability.

The Company’s fair value hierarchy for its financial assets and financial liabilities that are carried at fair value was as follows:

	Assets at Fair Value as of June 30, 2019
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$2,411,289	$—	$—	$2,411,289

Liabilities:
Convertible notes embedded derivative liability	$—	$—	$6,243,887	$6,243,887
Preferred stock warrant liability	—	—	234,749	234,749

Total	$—	$—	$6,478,636	$6,478,636

	Assets at Fair Value as of June 30, 2018
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$1,600,369	$—	$—	$1,600,369

Liabilities:
Convertible notes embedded derivative liability	$—	$—	$—	$—
Preferred stock warrant liability	—	—	287,216	287,216

Total	$—	$—	$287,216	$287,216

The Company used a Black-Scholes option-pricing model to value the preferred stock warranty liability. Significant unobservable inputs used in measuring the fair value of the warrant liability include the Company’s Series D preferred stock price and an estimate of the Company’s stock volatility using the volatilities of guideline peer companies.

The market-based assumptions and estimates used in valuing the warrant liability are as follows for the periods reported:

Series D
	June 30, 2019	June 30, 2018
Expected term (in years)	1.85 to 7.73	2.85 to 8.73
Expected volatility	37.44% to 50.25%	37.44% to 50.25%
Expected dividends	0.00%	0.00%
Risk-free interest rate	1.74% to 1.90%	2.62% to 2.83%

SentreHEART, Inc.

Notes to Condensed Consolidated Financial Statements as of and for the Six Months ended June 30, 2019 and 2018 (Unaudited)

The change in the fair value of the preferred stock warrant liability is summarized below:

Fair Value at December 31, 2017	$391,350
Decrease in the fair value recorded in interest and other income	(104,134)

Fair value at June 30, 2018	287,216

Fair Value at December 31, 2018	$263,945
Decrease in the fair value recorded in interest and other income	(29,196)

Fair value June 30, 2019	$234,749

The Company used a probability-weighted discounted cash flow approach to value the embedded derivatives associated with a future financing and the premium upon change in control features of the convertible notes. Significant unobservable inputs used in measuring the fair value of these financial instruments included the probabilities of a future financing and change in control event, the Company’s Series D preferred stock price, an estimate of the timing of a financing or change in control event, a present value discount rate based on the Company’s creditworthiness and risk-free interest, and an estimate of the Company’s stock volatility using the volatilities of guideline peer companies.

The market-based assumptions and estimates used in valuing the convertible notes embedded derivative liability are as follows for the periods reported:

June 30, 2019
Expected term (in years)	0.30
Series D preferred stock price (per share)	$1.1458
Expected volatility	54.13%
Probabilty of note maturing	10.00%
Probabilty of additional financing	20.00%
Probablity of change in control	70.00%
Credit adjusted interest rate	17.93%
Risk-free interest rate	2.31%

The change in the fair value of the convertible notes embedded derivative liability is summarized below:

Fair Value at December 31, 2018	$2,564,441
Issuance of convertible notes payable	$2,924,122
Increase in the fair value recorded in interest and other expense	755,324

Fair value June 30, 2019	$6,243,887

SentreHEART, Inc.

Notes to Condensed Consolidated Financial Statements as of and for the Six Months ended June 30, 2019 and 2018 (Unaudited)

Note 3.    Patents, Net

On June 20, 2011, the Company purchased patents for $470,000. The patents are amortized over their remaining useful life, which is estimated to be 12 years. Amortization expense was $19,315 for each of the six-month periods ended June 30, 2019 and 2018. The estimated amortization expense related to the acquired intangible assets for each of the next five years and thereafter is summarized as follows:

Years ending December 31:
2019 excluding the six months ended June 30, 2019	$19,315
2020	38,630
2021	38,630
2022	38,630
2023	25,754

$160,959

Note 4.    Commitments

Operating leases: In November 2010, the Company entered into an agreement for office facilities in Redwood City, California, under an operating lease which has been extended from its initial term to December 14, 2020. Rent expense for the six-month periods ended June 30, 2019 and 2018, was approximately $387,000 and $324,000, respectively.

Approximate future minimum lease payments under this noncancelable operating lease are as follows:

Years ending December 31:
2019 excluding the six months ended June 30, 2019	$365,000
2020	687,000

$1,052,000

Research agreements: The Company has agreements with various entities to provide research and development services for specified periods of times. The total expenses incurred under these research and development services agreements were approximately $18,000 and $22,000 for the six-month periods ended June 30, 2019 and 2018, respectively. Several agreements are on an annual basis and may be renewed at the end of their terms. The total due under the agreements exceeding one year approximates $198,000 for 2019.

Management carveout plan: The Company has adopted a management incentive plan (Management Carveout Plan) to reinforce and encourage the continued attention and dedication of the employees and other service providers to their assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change in control (meaning a liquidation event). In connection with the consummation of a change in control, the Company shall establish a bonus pool from transaction proceeds. To be eligible to receive a bonus, as defined, under this Plan, a Covered Participant must (i) sign a Participation Notice; (ii) be employed by the Company on the date of consummation of a Change in Control; and (iii) deliver a fully effective release of claims in favor of the Company and its affiliates in a form provided by the Company and sign such other documents as may be required by the Company, including without limitation, an agreement to keep information regarding the Change in Control and the Company confidential following the Change in Control, an agreement to appoint a representative to act on his or her behalf following the Change in Control with respect to matters relating to the Change in Control, an acknowledgment of the holdback or escrow of the Holdback Proceeds and Earn-Out Proceeds, and an agreement to any indemnification or other obligations required of recipients of proceeds pursuant to the Change in Control. The Management Carveout Plan provides for payments to participants in the plan which is subordinated to the liquidation preferences of the preferred stock Series D securities but senior to the liquidation preference payments of the preferred stock Series A through C securities.

SentreHEART, Inc.

Notes to Condensed Consolidated Financial Statements as of and for the Six Months ended June 30, 2019 and 2018 (Unaudited)

Note 5.    Debt

In November 2016, the Company entered into a secured term loan agreement with a finance company totaling $10 million. The term loan consists of Term A and Term B totaling $7,500,000 and $2,500,000, respectively. The term loan is secured by a lien on all of the Company’s assets, excluding intellectual property but including right of payment with respect to any such intellectual property and all proceeds from the disposition of any such intellectual property. The term loan contains certain additional nonfinancial covenants. In connection with the term loan agreement, the Company’s cash and investment accounts are subject to account control agreements with the finance company that give the finance company the right to assume control of the accounts in the event of a loan default. Loan defaults are defined in the loan agreement and include, among others, the finance company’s determination that there is a material adverse change in the Company’s operations.

In March 2017, Term B loan was issued with detachable warrants for the purchase of 65,456 shares of Series D preferred stock (see Note 6). The fair value of the detachable warrants created an original issue discount of $47,632.

Interest on the balance of the term loans outstanding is at a floating per annum rate equal to the LIBOR in effect from time to time plus 8.85%. This rate was 11.25% at June 30, 2019. The terms of the loan were amended as of August 21, 2018 such that the balance of the outstanding term loans is interest-only through April 30, 2019 with two additional options for extension to September 1, 2019 assuming extension specified conditions are met. As of June 30, 2019, the Company had not met specified conditions and repayment of the term loan commenced in May 2019. The term loan is repayable in equal monthly payments of principal of $500,000 over 20 months. The term loan as amended contains a final fee equal to 6% of the principal borrowed, or $600,000, payable at the maturity date of the notes. This final fee is being accrued over the term of the debt. The accrued final fee included in long-term debt at June 30, 2019 and 2018, was $501,500 and $339,544, respectively.

Debt consists of the following as of June 30, 2019 and 2018:

	June 30, 2019	June 30, 2018
Term A note payable	$6,500,000	$7,500,000
Term B note payable	2,500,000	2,500,000
Accrued final fee payable and accrued interest	586,633	339,544
Convertible notes payable and accrued interest	20,599,245	—

Total term notes payable	30,185,878	10,339,544
Less: unamortized debt discount and issuance cost	(1,955,317)	(116,847)

Term notes payable, net of unamortized debt discount and issuance cost	$28,230,561	$10,222,697

Notes payable, current portion, net of unamortized debt discount and issuance cost	$25,229,061	$1,222,697

Notes payable, net of current portion, unamortized debt discount and issuance cost	$3,001,500	$9,000,000

SentreHEART, Inc.

Notes to Condensed Consolidated Financial Statements as of and for the Six Months ended June 30, 2019 and 2018 (Unaudited)

Interest expense, which includes amortization of debt issuance costs and accretion of debt discount was approximately $3,616,346 and $521,989 for the six-month periods ended June 30, 2019 and 2018, respectively.

Future principal payments under Term A and Term B notes payable are as follows:

2019 Excluding the six months ended June 30, 2019:	$3,500,000
2020	5,500,000

$9,000,000

In August 2018, the Company entered into a bridge loan financing, in which the Company issued notes (Convertible Notes) pursuant to the Note Purchase Agreement dated August 21, 2018, by and among the Company and the parties named therein to existing investors for an aggregate principal amount of approximately $5 million. In September and November 2018 and March and June 2019 the Company issued additional notes pursuant to the Note Purchase Agreement for an aggregate principal amount of approximately $20 million. The Convertible Notes accrue interest at a rate of 6% per annum and mature on August 21, 2019, or on demand, if the Company is not in compliance with certain covenants as described in the agreement. The notes have an effective interest rate of approximately 30.67%. The Convertible Notes are convertible into shares of Series D preferred stock at a price of $1.1458 per share upon maturity or a Corporate Transaction, as defined in the agreement. In the event of a Corporate Transaction, the note holders have the right to receive one-and-one-half (1.5) times the outstanding principal on the note plus the outstanding unpaid accrued interest. If the Company completes a subsequent equity financing prior to the maturity date, the Convertible Notes automatically convert into shares at 80% of the price paid per share in such subsequent equity financing. The Company evaluated the terms and features of the convertible notes and identified embedded derivatives (right to receive one-and-one-half times the outstanding principal on the note plus the outstanding unpaid accrued interest and automatic conversion at 80% of the price paid per share in a subsequent equity financing) requiring bifurcation and separate accounting. The notes and accrued interest are classified as current notes payable on the accompanying condensed consolidated balance sheets.

The aggregate principal received from the issuance of the Convertible Notes was initially allocated between the notes and the convertible notes embedded derivative liability. The value of the Convertible Notes was determined using the residual method of accounting whereby, first, a portion of the proceeds from the issuance of the notes is allocated to derivatives embedded in the convertible notes, and the proceeds so allocated are accounted for as a convertible notes embedded derivative liability, and second, the remainder of the proceeds from the issuance of the Convertible Notes is allocated to the convertible notes, resulting in an orginal issue debt discount amounting to approximately $4.1 million. The convertible notes will remain on the consolidated balance sheets, accreted up for the amount of cumulative amortization of the debt discount over the life of the debt.

Subsequent to June 30, 2019, and in connection with the acquisition of the Company by AtriCure, Inc. (Note 1), the outstanding Convertible Notes were converted to Series D preferred stock.

Note 6.    Warrants to Purchase Convertible Preferred Stock

In connection with the issuance of certain notes entered into in May 2016 the Company issued warrants to purchase 630,321 shares of Series D convertible preferred stock at an exercise price of $1.1458 that are exercisable at any time and from time to time in whole or in part. The expiration date of the warrant is on the fifth anniversary after the issuance date. As of June 30, 2019, these warrants to purchase 630,321 shares of Series D preferred stock remain outstanding.

SentreHEART, Inc.

Notes to Condensed Consolidated Financial Statements as of and for the Six Months ended June 30, 2019 and 2018 (Unaudited)

In connection with the November 2016 Term A and March 2017 Term B loans, the Company issued warrants to purchase 196,369 and 65,456, respectively, shares of Series D convertible preferred stock at an exercise price of $1.1458 that are exercisable at any time and from time to time in whole or in part. The expiration date of the warrant is on the fifth anniversary after the issuance date. As of June 30, 2019, these warrants to purchase 261,825 shares of Series D preferred stock remain outstanding.

The fair value of the warrants outstanding is classified as a liability and revalued at each reporting period with the resulting gains and losses recorded in interest and other income or interest and other expenses. See Note 2 for the change in the fair value of the preferred stock warrant liability for the six-month period ended June 30, 2019.

Subsequent to June 30, 2019, and in connection with the acquisition of the Company by AtriCure, Inc. (Note 1), the outstanding warrants were converted to Series D preferred stock.

Note 7.    Convertible Preferred Stock

The Company revalued its Series D preferred stock warrants at fair value as of June 30, 2019 and 2018, using the Black Scholes option-pricing model, resulting in a fair value of the Series D preferred stock warrant liability of approximately $234,000 and $287,000, respectively.

The Company’s Certificate of Incorporation, as amended, authorizes the Company to issue 58,797,402 shares of $0.0001 par value preferred stock. The preferred stock may be issued in one or more series, of which 2,025,000 are designated as Series A, 7,680,501 are designated as Series B, 17,114,794 are designated as Series C, and 31,977,107 are designated as Series D.

Convertible preferred stock consists of the following as of June 30, 2019 and 2018:

Series	Shares Authorized	Shares Issued and Outstanding	Liquidation Amount	Proceeds Net of Issuance Costs
A	2,025,000	2,025,000	$1,003,764	$1,957,963
B	7,680,501	7,650,907	11,213,053	13,862,364
C	17,114,794	16,933,526	27,783,183	41,965,777
D	31,977,107	22,516,787	25,799,735	24,957,090

	58,797,402	49,126,220	$65,799,735	$82,743,194

The rights and preferences of holders of Series D preferred stock and Series A, B and C junior preferred stock are as follows:

Dividends: Holders of Series D preferred stock are entitled to receive dividends at the per-annum rate of $0.08 per share (as adjusted for stock splits, dividends, combinations, subdivisions, recapitalizations or the like), out of any assets legally available therefor, prior and in preference to any dividends for common stock. No dividends on preferred stock have been declared through June 30, 2019.

After payment of any dividends of Series D preferred stock, holders of Series A, B and C junior preferred stock are entitled to receive dividends at the per-annum rate of $0.08, $0.24 and $0.26 per share, respectively (as adjusted for stock splits, dividends, combinations, subdivisions, recapitalizations or the like), out of any assets at the time legally available; therefore, when, as and if declared by the Board of Directors. Such dividends are payable in preference to any dividends for common stock. No dividends on preferred stock have been declared through June 30, 2019.

SentreHEART, Inc.

Notes to Condensed Consolidated Financial Statements as of and for the Six Months ended June 30, 2019 and 2018 (Unaudited)

Conversion rights: At any time after the earlier of (1) the closing of the Mandatory Closing (as defined in the Purchase Agreement) and (2) December 31, 2020, each share of Series A, B, C and D preferred stock shall be convertible, at the option of the holder, at any time after the date of issuance of such share.

Each share of Series A, B, C and D preferred stock shall be convertible into that number of fully paid and nonassessable shares of common stock that is equal to $1.00, $2.96, $3.31 and $1.15, respectively (as adjusted for any stock splits, stock dividends, combinations, subdivision, recapitalizations or the like), divided by the conversion prices.

Each share of Series A, B, C and D preferred stock automatically converts into the number of shares of common stock into which such shares are convertible at the then-effective conversion immediately upon (1) the affirmative vote of more than 65% of the outstanding preferred stock, or (2) the consummation of a firmly underwritten public offering pursuant to the Securities Act of 1933, as amended (the Securities Act), on Form S-1, provided; however, that (i) the per-share price of the public implies a pre-money valuation of at least $3.437 and (ii) the aggregate gross proceeds to the Company are not less than $40,000,000.

Liquidation rights: In the event of any liquidation, dissolution or winding up of the Company, the holders of Series D preferred stock shall be entitled to receive, in preference to distribution of any assets of the Company junior preferred stock or common stock, an amount equal to $1.15 per share, plus any declared or accumulated but unpaid dividends.

If upon the occurrence of such event, the amounts available for distribution among holders of Series D preferred stock are insufficient to pay the aforementioned preferential amounts, the entire assets of the Company shall be distributed ratably among the holders of the preferred stock and holders of common stock, treating in such circumstances each share of preferred stock as if it had been converted into common stock at the then-applicable conversion rate.

Upon completion of the distribution of Series D preferred stock, the holders of Series A, B and C junior preferred stock shall be entitled to receive, in preference to distribution of any assets of the Company to holders of common stock, an amount equal to $1.00, $2.96 and $3.31 per share, respectively, plus any declared or accumulated but unpaid dividends. If upon the occurrence of such event, the amounts available for distribution among holders of Series A, B and C junior preferred stock are insufficient to pay the aforementioned preferential amounts, the entire assets of the Company legally available for distribution shall be distributed ratably among the holders of the junior preferred stock in proportion to the preferential amount each holder is otherwise entitled to receive. All distributions of any assets of the Company, following distribution of Series D preferred stock, for Series A, B and C junior preferred stock, together shall not exceed $40,000,000, including amounts pursuant to the Management Carveout Plan.

Voting rights: The holder of each share of Series D preferred stock is entitled to one vote of each share of common stock into which share of such convertible preferred stock can be converted. The holder of each share of Series D preferred stock vote together as one class with common stockholders.

The holder of each share of Series A, B and C junior preferred stock is entitled to one vote of each share of common stock into which share of such convertible junior preferred stock can be converted. The holder of each share of Series A, B and C junior preferred stock vote together as one class with common stockholders.

Subsequent to June 30, 2019, and in connection with the acquisition of the Company by AtriCure, Inc. (Note 12), each outstanding share of SentreHEART’s preferred stock, other than those shares held by AtriCure or its affiliates, were canceled, extinguished and converted into the right to receive the applicable Preferred Per Share Merger Consideration as defined in the Merger Agreement.

SentreHEART, Inc.

Notes to Condensed Consolidated Financial Statements as of and for the Six Months ended June 30, 2019 and 2018 (Unaudited)

Note 8.    Common Stock

The Company’s Certificate of Incorporation, as amended on September 22, 2016, authorizes the Company to issue 75,000,000 shares of $0.0001 par value common stock. Common stockholders are entitled to dividends, subject to preferred stock dividends, when and if declared by the Board of Directors. There have been no dividends declared to date. The holder of each common share is entitled to one vote. The Company had reserved common stock for future issuance as follows:

	June 30, 2019	June 30, 2018
Conversion of Series A convertible preferred stock	2,025,000	2,025,000
Conversion of Series B convertible preferred stock	7,650,907	7,650,907
Conversion of Series C convertible preferred stock	16,933,526	16,933,526
Conversion of Series D convertible preferred stock	22,516,787	22,516,787
Conversion of warrants for Series D convertible preferred stock	892,146	892,146
Exercise of options under 2005 stock plan	59,000	301,250
Exercise of options under 2012 stock plan	7,314,138	7,564,299

	57,391,504	57,883,915

Subsequent to June 30, 2019, and in connection with the acquisition of the Company by AtriCure, Inc. (Note 12), each outstanding share of SentreHEART’s common stock, other than those shares held by AtriCure or its affiliates, were canceled, extinguished and converted into the right to receive the applicable Common Per Share Merger Consideration as defined in the Merger Agreement.

Note 9.    Stock Option Plan

In 2005, the Company adopted the 2005 Equity Incentive Plan, which provided for the granting of stock options to employees, directors and consultants of the Company. Effective October 11, 2012, the Company terminated the 2005 Equity Incentive Plan and adopted the 2012 Stock Option and Grant Plan (the Plan). Awards issuable under the Plan include incentive stock options (ISO), nonqualified stock options (NSO), restricted stock and unrestricted stock. No restricted stock or unrestricted stock awards are outstanding as of June 30, 2019.

Options to purchase the Company’s common stock may be granted at a price not less than the fair market value in the case of both NSOs and ISOs, except for an employee or nonemployee with options who owns more than 10% of the voting power of all classes of stock of the Company, in which case the exercise price shall be no less than 110% of the fair market value per share on the grant date.

Fair market value is determined by the Board of Directors. Options become exercisable as determined by the Board of Directors except in the case of options granted to officers, directors and consultants, where the options shall become exercisable at a rate of no less than 25% per annum over four years from the vesting date. Options expire as determined by the Board of Directors but not more than 10 years after the date of grant.

SentreHEART, Inc.

Notes to Condensed Consolidated Financial Statements as of and for the Six Months ended June 30, 2019 and 2018 (Unaudited)

The following table summarizes information about stock options outstanding at:

	June 30, 2019			June 30, 2018
	Options	Weighted- Average Exercise Price	Remaining Contactual Term (Years)	Options	Weighted- Average Exercise Price	Remaining Contactual Term (Years)
Options Outstanding	7,373,138	$0.31	6.69	7,865,549	$0.32	7.36
Options vested and expected to vest	7,481,187	0.31	6.70	7,865,549	0.32	7.36
Options vested	5,528,778	0.37	6.28	4,792,098	0.41	6.59

The Company has the right to repurchase any unvested shares of common stock purchased pursuant to an early exercise. The repurchase rights lapse over the original vesting period of the options. The Company accounts for the cash received in consideration for the early exercised options as a liability, which is then reclassified to stockholders’ deficit as the options vest. Shares of common stock subject to repurchase under the Plan at June 30, 2019 and 2018 were 108,049 and 0, respectively.

Subsequent to June 30, 2019, and in connection with the acquisition of the Company by AtriCure, Inc. (Note 12), each outstanding option to purchase shares of SentreHEART’s common stock, whether vested or unvested, were cancelled and extinguished, and the holder of such option has the right to receive an amount for each vested share equal to the Common Per Share Merger Consideration minus the per share exercise price of such option.

Stock-based compensation associated with awards to employees: During the six-month period ended June 30, 2019, the Company granted no options. During the six month period ended June 30, 2018, the Company granted 400,000 options. Stock-based compensation expense related to employee stock options for the six-month periods ended June 30, 2019 and 2018 was $57,070 and $104,652, respectively. As of June 30, 2019, there were total unrecognized compensation costs related to unvested stock options of $112,085. These costs are expected to be recognized over a weighted-average period of approximately one year.

The Company estimated the fair value of stock options using the Black-Scholes option-pricing valuation model. The fair value of employee stock options is being amortized on the straight-line basis over the requisite service period of the awards. The fair value of employee stock options was estimated using the following weighted-average assumptions as of:

June 30, 2018
Expected term (in years)	6.08
Expected volatility	41.40
Expected dividends	0.00%
Risk-free interest rate	2.71%

The expected term of stock options represents the weighted-average period the stock options are expected to remain outstanding and is based on the option’s vesting term, contractual terms and industry peers, as the Company did not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. The expected stock price volatility assumption was determined by examining the historical volatilities for industry peers, as the Company did not have any trading history for the Company’s common stock. The Company will continue to analyze the historical stock price volatility and expected term assumption as more historical data for the Company’s common stock becomes available. The risk-free interest rate assumption is based on the U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options.

SentreHEART, Inc.

Notes to Condensed Consolidated Financial Statements as of and for the Six Months ended June 30, 2019 and 2018 (Unaudited)

In addition, ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on management’s expectation through industry knowledge as no historical data was available.

Options granted to nonemployees: During the six-month periods ended June 30, 2019 and 2018, the Company granted no stock options to nonemployees. Stock-based compensation expense related to stock options granted to nonemployees is recognized as the stock option is earned. The Company believes that the estimated fair value of the stock options is more readily measurable than the fair value of the services rendered.

Stock-based compensation expense related to nonemployee stock options for the six-month periods ended June 30, 2019 and 2018 was $20,651 and $24,665, respectively. As of June 30, 2019, there were total unrecognized compensation costs related to these stock options of $8,602, which is expected to be recognized over a weighted-average period of one year.

The Company has elected the “with-and-without” method in regards to tax benefits derived from stock option awards. Under this method, the Company does not recognize tax benefits from stock option awards until all deferred tax assets generated from the Company’s net operating loss carryforwards are fully utilized.

Note 10.    Employee Benefit Plan

During 2005 the Company adopted the SentreHEART, Inc. 401(k) Profit Sharing Plan and Trust (the 401(k) Plan), which qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings. The Plan is available to all employees over the age of 21 years. Participants may contribute to the maximum amount set by the Internal Revenue Service. The Company may, at its sole discretion, contribute for the benefit of eligible employees. There have been no Company contributions to the 401(k) Plan since inception. The Company terminated the 401(k) plan prior to the closing of the merger agreement disclosed in Note 12.

Note 11.    Income Taxes

The Company files federal and state tax returns in jurisdictions with varying statutes of limitations. The Company uses the asset and liability method to determine its provision for income taxes. The Company’s provision for income taxes in interim periods is computed by applying its estimate annual effective rate against its pretax results for the period. Nonrecurring items are recorded during the period in which they occur. The effective tax rate for each of the six-month periods ended June 30, 2019 and 2018 was 0%. The tax rate in both periods resulted from recording no income tax benefit on losses in jurisdictions where valuation allowances are recorded against net deferred tax assets.

The Company recorded a full valuation allowance against its net deferred tax assets as of June 30, 2019 and 2018 based on its assessment that it is not more likely than not these future benefits will be realized.

Utilization of the net operating loss carryforwards may be subject to an annual limitation due to the ownership percentage change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of the net operating loss carryforwards before utilization.

SentreHEART, Inc.

Notes to Condensed Consolidated Financial Statements as of and for the Six Months ended June 30, 2019 and 2018 (Unaudited)

Note 12.    Subsequent Events

On August 11, 2019, the Company entered into a definitive agreement to be acquired by AtriCure, Inc. Upfront consideration consisted of approximately $18 million in cash and 0.7 million shares of AtriCure, Inc. common stock valued at approximately $22 million. The Company’s stockholders are eligible to receive additional consideration up to $260 million in the form of earn out payments if certain milestones are achieved, as specified in the merger agreement. Earn out payments may be paid in a combination of cash and additional AtriCure, Inc. common stock. The merger with AtriCure, Inc. closed effective August 13, 2019.

The Company has evaluated subsequent events through October 9, 2019, the issuance date of these condensed consolidated financial statements.